Exhibit 99.1

FreightCar America, Inc. Reports Third Quarter 2013 Results

Highlights

•	Third quarter revenues of $75.9 million, 937 railcars delivered

•	Net loss of $0.9 million, or $(0.08) per diluted share

•	Orders for 6,001 coal and non-coal railcars received during the third quarter

•	Backlog increases to 7,129 railcars

•	Cash and investment position remains strong at $102 million

Chicago, IL, October 30, 2013 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the third quarter ended September 30, 2013, with revenues of $75.9 million and a net loss of $0.9 million, or $(0.08) per diluted share. For the same quarter in 2012, the Company reported revenues of $160.6 million and net income of $4.8 million, or $0.40 per diluted share. Revenues were $47.1 million with a net loss of $3.4 million, or $(0.29) per diluted share, in the second quarter of 2013.

“While the outlook for the broader coal car market remains mixed, we are encouraged by the resilience in the Eastern coal car market, as evidenced by the large rebuild orders we received during the quarter,” said Joe McNeely, Chief Executive Officer. “With the successful startup of the Shoals facility plus the recently announced organizational changes, we are well positioned to effectively execute on our strategic priorities while preserving our financial strength. We are focused on diversifying our railcar product offerings, maintaining our market leadership in coal cars and maximizing the value of our services business.”

The Company delivered 937 railcars in the third quarter of 2013, which included 194 new railcars and 743 rebuilt railcars. This compares to 1,618 railcars delivered in the third quarter of 2012 and 710 railcars delivered in the second quarter of 2013. There were 6,001 units ordered in the third quarter of 2013, which included an order for approximately 4,000 rebuilt coal cars. This compares to 225 units ordered in the third quarter of 2012 and 693 units ordered in the second quarter of 2013. Total manufacturing backlog was 7,129 units at September 30, 2013, compared to 3,716 units at September 30, 2012 and 2,065 units at June 30, 2013.

The Manufacturing segment had revenues of $66.9 million in the third quarter of 2013, compared to $152.5 million for the same period of 2012 and $37.1 million in the second quarter of 2013. Manufacturing segment operating income was $4.3 million in the third quarter of 2013, compared to $13.9 million in the third quarter of 2012 and a loss of $1.0 million in the second quarter of 2013. Manufacturing segment operating income for the current quarter reflects $3.3 million of Shoals start-up and Danville carrying costs.

Revenues for the Services segment were $9.0 million in the third quarter of 2013, compared to $8.1 million in the third quarter of 2012 and $10.1 million in the second quarter of 2013. Services segment operating income was $0.7 million in the third quarter of 2013, compared to $0.6 million in the third quarter of 2012 and $1.6 million in the second quarter of 2013.

Corporate costs were $6.0 million during the quarter ended September 30, 2013, compared to $6.6 million in the same quarter of 2012 and $6.2 million in the second quarter of 2013. Corporate costs for the third quarter of 2013 included $0.4 million related to the startup of the Shoals facility.

The effective tax rate for the third quarter of 2013 was 20.8%, reflecting a reduction of the full year effective tax rate, excluding discrete items, to 40.1%. The effective tax rate was 38.8% for the third quarter of 2012.

The Company reported cash, cash equivalents, marketable securities and restricted cash of $102.4 million as of September 30, 2013, compared to $155.2 million as of December 31, 2012. The decrease reflects the investment in the Shoals facility, changes in working capital and an increase in the lease fleet. During the quarter, the Company entered into a new three year $50 million senior secured revolving credit facility replacing the existing $30 million credit facility. The $30 million credit facility was undrawn and the new $50 million revolving credit facility remains undrawn.

Railcars available for lease and inventory on lease totaled $53.3 million at the end of the third quarter of 2013, compared to $59.8 million at the end of the second quarter of 2013. This decrease primarily reflects the sale of leased railcars during the third quarter of 2013.

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The Company will host a conference call and live webcast on Thursday, October 31, 2013 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s third quarter 2013 financial results. To participate in the conference call, please dial (800) 553-5260, Confirmation Number 306164. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 306164

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on October 31, 2013 until 11:59 a.m. (Eastern Standard Time) on November 30, 2013. To access the replay, please dial (800) 475-6701. The replay pass code is 306164. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds coal cars, bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana, Cherokee, Alabama, Danville, Illinois, Lakewood, Colorado, Grand Island, Nebraska, Hastings, Nebraska, Johnstown, Pennsylvania, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2013	2012
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$58,997	$98,509
Restricted cash and certificates of deposit	4,430	14,700
Marketable securities	38,993	41,978
Accounts receivable, net	20,610	12,987
Inventories, net	66,884	73,842
Inventory on lease	16,955	—
Other current assets	6,533	7,130
Deferred income taxes, net	12,079	12,079

Total current assets	225,481	261,225
Property, plant and equipment, net	49,740	39,343
Railcars available for lease, net	36,370	43,435
Goodwill	22,128	22,128
Deferred income taxes, net	18,240	18,940
Other long-term assets	3,253	3,494

Total assets	$355,212	$388,565

Liabilities and Stockholders’ Equity
Current liabilities
Account and contractual payables	$20,888	$33,453
Accrued payroll and employee benefits	3,691	6,548
Accrued postretirement benefits	791	4,978
Accrued warranty	6,968	7,625
Customer deposits	7,162	36,087
Customer advance	19,180	—
Other current liabilities	9,016	7,885

Total current liabilities	67,696	96,576
Accrued pension costs	11,305	12,193
Accrued postretirement benefits, less current portion	67,557	64,322
Accrued taxes and other long-term liabilities	4,190	4,143

Total liabilities	150,748	177,234

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	98,842	100,402
Treasury stock, at cost	(31,290)	(34,488)
Accumulated other comprehensive loss	(25,470)	(26,139)
Retained earnings	162,255	171,429

Total stockholders’ equity	204,464	211,331

Total liabilities and stockholders’ equity	$355,212	$388,565

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Revenues	$75,946	$160,598	$210,670	$560,870
Cost of sales	69,764	144,506	197,242	504,004

Gross profit	6,182	16,092	13,428	56,866
Selling, general and administrative expense	7,691	8,230	19,971	24,565
Gain on sale of railcars available for lease	(563)	(14)	(590)	(976)

Operating (loss) income	(946)	7,876	(5,953)	33,277
Interest expense	(238)	(99)	(481)	(290)
Other income	15	—	59	5

(Loss) income before income taxes	(1,169)	7,777	(6,375)	32,992
Income tax (benefit) provision	(243)	3,020	633	12,938

Net (loss) income	$(926)	$4,757	$(7,008)	$20,054

Net (loss) income per common share – basic	$(0.08)	$0.40	$(0.59)	$1.68

Net (loss) income per common share – diluted	$(0.08)	$0.40	$(0.59)	$1.67

Weighted average common shares outstanding – basic	11,957,548	11,936,780	11,950,593	11,930,943

Weighted average common shares outstanding – diluted	11,957,548	11,943,558	11,950,593	11,976,272

Dividends declared per common share	$0.06	$0.06	$0.18	$0.18

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)
Revenues:
Manufacturing	$66,943	$152,486	$181,722	$534,706
Services	9,003	8,112	28,948	26,164

Consolidated Total	$75,946	$160,598	$210,670	$560,870

Operating (Loss) Income:
Manufacturing	$4,298	$13,880	$5,376	$51,746
Services	706	595	3,607	2,050
Corporate	(5,950)	(6,599)	(14,936)	(20,519)

Consolidated Total	$(946)	$7,876	$(5,953)	$33,277

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(7,008)	20,054
Adjustments to reconcile net income to net cash flows (used in) provided by operating activities:
Depreciation and amortization	7,289	6,170
Gain on sale of railcars available for lease	(590)	(976)
Other non-cash items	108	770
Change in deferred income taxes	337	11,176
Stock-based compensation expense recognized	1,703	1,409
Changes in operating assets and liabilities:
Accounts receivable	(7,623)	(4,260)
Inventories	7,156	16,199
Inventory on lease	(16,955)	(7,248)
Other assets	614	(2,507)
Accounts and contractual payables	(12,710)	663
Customer deposits and other current liabilities	(27,418)	162
Other changes in working capital	(3,476)	284
Accrued pension costs and accrued postretirement benefits	(1,171)	(3,368)

Net cash flows (used in) provided by operating activities	(59,744)	38,528

Cash flows from investing activities
Restricted cash deposits	(3,675)	(15,525)
Restricted cash withdrawals	14,240	1,810
Purchase of restricted certificates of deposit	(295)	—
Purchase of securities held to maturity	(38,976)	—
Proceeds from maturity of securities held to maturity	42,000	—
Proceeds from sale of property, plant and equipment and railcars available for lease	6,741	10,526
Purchases of property, plant and equipment	(16,282)	(6,334)

Net cash flows provided by (used in) investing activities	3,753	(9,523)

Cash flows from financing activities
Deferred financing costs	(138)	—
Employee restricted stock settlement	(65)	(48)
Cash dividends paid to stockholders	(2,166)	(2,155)
Customer advance for production of leased railcars	19,400	—
Repayment of customer advance	(552)	—

Net cash flows provided by (used in) financing activities	16,479	(2,203)

Net (decrease) increase in cash and cash equivalents	(39,512)	26,802
Cash and cash equivalents at beginning of period	98,509	101,870

Cash and cash equivalents at end of period	$58,997	$128,672